Exhibit 99.1

INSIGNIA SYSTEMS, INC.

2010 EXECUTIVE OFFICER INCENTIVE BONUS PLAN

                1.             Purpose.  The purpose of this Plan is to assist the corporation in retaining and motivating certain officers of the corporation for the benefit of the corporation and its shareholders.

                2.             Eligibility.  The employees eligible to participate in this Plan are the individuals employed in the following positions as of the date of adoption of the Plan: Chief Executive Officer, Vice President of Finance, Senior Vice President of Marketing Services, and Senior Vice President of Operations.  An eligible employee must be employed on December 31, 2010 to earn a bonus.

                3.             Duration of Plan.  This Plan shall be effective for the corporation’s fiscal year ending December 31, 2010.

                4.             Bonus Amounts.  Each eligible employee may earn a bonus in 2010, equal to a specified percentage of his base salary at December 31, 2010, based upon the actual amount of POPS revenue and corporate adjusted pre-tax income for the Company in 2010 as compared to target. Target is the Company’s budget for 2010 as approved by the Company’s Board of Directors on February 23, 2010. Attached is a schedule showing different tiers of bonus levels, and the minimum amounts of POPS revenue and corporate adjusted pre-tax income required to earn the bonus payable at each tier.  If the amount of POPS revenue and/or corporate adjusted pre-tax income earned by the Company in 2010 increases above the minimum amounts required for any tier, but does not reach the minimum amounts required for the next tier, the bonus percentages payable within such tier shall increase proportionately.  In calculating corporate adjusted pre-tax income for 2010, any amount awarded to the Company as damages in litigation, any amount payable to the Company in settlement of litigation, and legal fees related to the News America litigation shall be excluded.

                5.             Calculation and Approval of Bonuses.  Bonus amounts shall be calculated by the corporation’s CFO based on the accounting methods and procedures used in preparing the corporation’s audited financial statements for 2010.

                All bonus calculations shall be reviewed and approved by the Compensation Committee prior to payment.  The Compensation Committee retains sole and absolute discretion to increase, decrease or otherwise modify any bonus payable to any eligible employee.

                6.             Payment of Bonuses.  Earned bonuses shall be paid as soon as administratively feasible after December 31, 2010, but not later than March 15, 2011.  All payments shall be reduced by applicable withholdings.

                7.             Non-Assignability.  An eligible employee may not assign or transfer his right to payment under this Plan, except to his heirs in the event of his death after December 31, 2010 and prior to payment, and his right to payment may not be attached by his creditors.

                8.             No Continued Employment.  Nothing contained in this Plan shall be construed as guaranteeing continued employment to any eligible employee.

                9.             Administration.  The Plan shall be administered by the Compensation Committee, which shall have the authority to construe and interpret the Plan, and determine amounts payable under the Plan.

SCHEDULE

	POPS Revenue Based Bonus
Bonus Tier	Minimum POPS Revenue	Bonus as Percentage of Salary
Minimum Bonus	80% of Target	7%
Intermediate Bonus	100% of Target	12%
Full Bonus	120% of Target	18%

	Corporate Adjusted Pre-Tax Income Based Bonus
Bonus Tier	Minimum Corporate Adjusted Pre-Tax Income	Bonus as Percentage of Salary
Minimum Bonus	80% of Target	7%
Intermediate Bonus	100% of Target	12%
Full Bonus	120% of Target	18%